Exhibit 99.1

Contact:
Randi Baldwin, VP Marketing & Communications
American Medical Alert Corp.
516.536.5850 ext.109

American Medical Alert Corp. Names Greg Fortunoff
To Board of Directors

 OCEANSIDE, New York. -April 21, 2006 - American Medical Alert Corp. (NASDAQ: AMAC) a developer and provider of healthcare communication services and advanced home health monitoring technologies, announced today that it has increased the size of its Board of Directors from seven to eight members. Concurrently, the Board has appointed Greg Fortunoff to fill the newly created position.

Howard M. Siegel, Chief Executive Officer commented, "Mr. Fortunoff has more than a decade of investment management experience with a specific focus on small cap healthcare and biotech companies. Mr. Fortunoff is a significant shareholder and over the years has demonstrated a strong interest in working with management. We believe as a Board member, Mr. Fortunoff will be able to provide additional expertise to assist the Company with its relations with the investment community.”

Mr. Fortunoff commented, “I have been a long time investor in AMAC and believe that now is the time for me to work with the Company in order to help them build on the significant value they have created. AMAC management has put the Company in a strong position to capitalize on major trends in the healthcare industry, particularly the movement to augment healthcare facility communication capabilities and the increasing reliance on disease management and remote patient monitoring as a more cost effective treatment modality. I would like to thank the Board for inviting me to join them and look forward to working together to enhance the value of our company for all stakeholders.”

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates seven communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, Answer Connecticut, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD to support the delivery of high quality, healthcare communications.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.